Exhibit (d)(12)(J)

Notice of Termination of Subadvisory Agreement as to the

Core Balanced Strategy Trust

Core Allocation Trust

Core Disciplined Diversification Trust

Core Balanced Trust

(Each a Series of John Hancock Variable Insurance Trust)

John Hancock Asset Management

Notice is hereby given pursuant to Section 8 of the Subadvisory Agreement (the “Agreement”) dated April 28, 2006, as amended, between John Hancock Investment Management Services, LLC and John Hancock Asset Management a division of Manulife Asset Management (U.S.) that the Agreement as to the Core Balanced Strategy Trust, the Core Allocation Trust, the Core Disciplined Diversification Trust and the Core Balanced Trust is terminated effective as of the close of business on April 27, 2012. The Agreement will continue to remain in effect as to all other portfolios listed in Appendix A to the Agreement on and after April 27, 2012.

Executed this 27th day of April, 2012.

John Hancock Investment Management Services, LLC

By:	/s/Andrew Arnott
Andrew Arnott,
Executive Vice President

John Hancock Asset Management a division of Manulife Asset Management (U.S.) hereby waives its right to 60 days notice of such termination as provided for in Section 9 of the Agreement.

Executed this 26th day of April, 2012.

John Hancock Asset Management

a division of Manulife Asset Management (U.S.)

By:	/s/ Diane Landers
Diane Landers,
Chief Administrative Officer